UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2017

Guidewire Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35394	36-4468504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 East Hillsdale Blvd., Suite 800

Foster City, CA 94404

(Address of principal executive offices, including zip code)

(650) 357-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2017, Guidewire Software, Inc. (“Parent”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Caesar Acquisition Sub I, Inc., a Delaware corporation (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“MergerCo II” and, together with MergerCo I, “MergerCos”), Cyence Inc., a Delaware corporation (“Cyence”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the indemnifying parties (the “Securityholders’ Representative”).

Pursuant to the terms of the Merger Agreement, MergerCo I will merge with and into Cyence (the “First Merger”), and upon consummation of the First Merger, MergerCo I will cease to exist and Cyence will be the surviving corporation of the First Merger and become a wholly owned subsidiary of Parent. The surviving corporation of the First Merger will then merge with and into MergerCo II, which will continue to exist as a wholly owned direct subsidiary of Parent. Upon consummation (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Mergers”), all outstanding shares of Cyence capital stock and options to purchase Cyence capital stock will be cancelled in exchange for the right to receive aggregate consideration of approximately $275 million, or $265 million net of $10 million cash on hand, subject to customary transaction adjustments. Consideration provided at Closing will consist of net cash of approximately $140 million and approximately 1.6 million shares of newly issued Parent common stock. Of those shares, approximately 260,000 are in the form of deferred equity consideration, which are subject to the achievement of certain retention and operating milestones.

The Merger Agreement contains customary representations, warranties and covenants by Parent and Cyence. A portion of the aggregate consideration will be held in escrow to secure the indemnification obligations of the Cyence security holders. The Closing of the Merger is subject to customary closing conditions, including regulatory approvals. The Merger is anticipated to close early in Parent’s second fiscal quarter. Parent has agreed to file a Registration Statement on Form S-3 covering the resale of the shares of the Company’s common stock to be issued to certain stockholders of Cyence.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed as an exhibit to Parent’s Quarterly Report on Form 10-Q for the quarter ending October 31, 2017.

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the transactions contemplated by the Merger Agreement and the time frame in which this will occur. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the acquisition of Cyence or that other conditions to the Closing may not be satisfied, the potential impact on the business of Cyence due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Parent’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017. The forward-looking statements included herein are made only as of the date hereof, and Parent undertakes no obligation to revise or update any forward-looking statements for any reason.

Item 3.02	Unregistered Sales of Equity Securities.

As consideration for the Mergers as described under Item 1.01 above and incorporated by reference into this Item 3.02, Parent has agreed to issue an aggregate of approximately 1.6 million shares of its common stock to certain stockholders of Cyence as a portion of the consideration in connection with the acquisition of Cyence. Of those shares, approximately 260,000 are in the form of deferred equity consideration, which are subject to the achievement of certain retention and operating milestones. The final number of shares of Parent’s common stock to be issued in connection with the acquisition will be subject to certain adjustments as set forth in the Merger Agreement.

The proposed issuance of shares of Parent’s common stock to certain security holders of Cyence in accordance with the terms and subject to the conditions set forth in the Merger Agreement will be made in reliance on the private offering exemption of Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

99.1	Press release dated October 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2017

GUIDEWIRE SOFTWARE, INC.

By:	/s/ Richard Hart
Richard Hart
Chief Financial Officer